Exhibit 99.1
KORE Provides Additional Details Relating to Anticipated Filing of its Annual Report on Form 10-K for Fiscal Year 2022

ATLANTA (March 31, 2023) – KORE Group Holdings, Inc. (NYSE: KORE, KORE WS) ("KORE" or the "Company"), a global leader in Internet of Things (IoT) Solutions and worldwide IoT Connectivity-as-a-Service ("CaaS"), today announced additional details relating to the anticipated filing of its Annual Report on Form 10-K for fiscal year 2022 (the “10-K”). On March 17, 2023, KORE filed a Form 12b-25 to provide notice that the Company was unable to file the 10-K on or prior to the March 16, 2023, due date and that the Company anticipated filing the 10-K on or prior to fifteen days after such due date.

In the 12b-25, KORE reported that in the process of preparing the Company’s fiscal year 2022 financial statements, management discovered misstatements related to various items, including certain current and deferred income tax liabilities and (benefits) in various foreign jurisdictions that relate to prior periods. The Company expects that such misstatements will result in a revision of the prior period financial statements that will be reported in the 10-K. However, the Company and the Company’s independent registered public accounting firm have not yet completed all necessary procedures and processes relating to the 10-K.

The Company confirms that there are no changes in the revenue or adjusted EBITDA for the fourth quarter and the year ending 2022, all as reported in a press release, “KORE Reports Preliminary and Unaudited Fourth Quarter and Full-Year 2022 Results; Provides Full-Year 2023 Revenue Guidance of $300 to $310 Million, Representing Year-Over-Year Growth of 12% to 15%,” issued by the Company on March 27, 2023. Further, the delay in filing the 10-K is not due to any disagreement with the Company's independent registered public accounting firm.

The Company will file the 10-K as soon as practicable, expected no later than April 7, 2023.

About KORE
KORE is a pioneer, leader, and trusted advisor delivering mission critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers' business outcomes. For more information, visit www.korewireless.com.

Forward-Looking Statements

The Company’s expectation regarding the timing of the filing of the 10-K and the expectation of the effect of misstatements in prior financial periods are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The actual timing of the filing and the effect of the misstatements may differ significantly from the Company’s expectation due to a number of risks and uncertainties, including the Company and its independent auditors’ inability to complete the work required to file the Annual Report in the anticipated time frame.

Contacts
KORE Investor Contact:
Charley Brady
Vice President, Investor Relations
cbrady@korewireless.com
+1-678-392-2335

Investor Contact:
Matt Glover, Alex Thompson
Gateway Group, Inc.
KORE@gatewayir.com
+1-949-574-3860
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